Exhibit 99.1

SandRidge Mississippian Trust I Announces Quarterly Distribution

SANDRIDGE MISSISSIPPIAN TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

AUSTIN, Texas April 30, 2015  — SANDRIDGE MISSISSIPPIAN TRUST I (NYSE: SDT) today announced a quarterly distribution for the three-month period ended March 31, 2015 (which primarily relates to production attributable to the Trust’s interests from December 1, 2014 through February 28, 2015) of $9.3 million, or $0.3307 per unit. The Trust makes distributions on a quarterly basis approximately 60 days after the end of each quarter. The distribution is expected to occur on or before May 29, 2015 to holders of record as of the close of business on May 15, 2015.

During the three-month production period ended February 28, 2015, sales volumes were lower than the previous period and oil, natural gas and natural gas liquids experienced significant pricing declines. Net cash settlements received under the derivatives agreement for the period were approximately $6.0 million, which increased the average price received per barrel of oil, including the effects of the derivatives and post-production expenses, from $48.89 to $207.28, and increased the quarterly income available for distribution by a substantial amount to $0.3307 per unit. The substantial amount received under the derivatives agreement was attributable primarily to the ratio of the oil volumes hedged to the oil volumes produced and the substantial declines in the market prices of oil.  However, no production after December 31, 2015 is hedged, and there will be no payments under the derivatives agreement relating to any production after December 31, 2015. As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter during the remainder of its life.

The Trust owns royalty interests in oil and natural gas properties in the Mississippian formation in Alfalfa, Garfield, Grant and Woods counties in Oklahoma and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil and natural gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. All Trust unitholders share distributions on a pro rata basis.

Volumes, price and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl)	37
NGLs (MBbl)	33
Gas (MMcf)	602
Combined (MBoe)	170
Average Price
Oil (per Bbl)	$48.89
NGLs (per Bbl)	$15.02
Gas (per Mcf)	$2.93
Average Price - including impact of derivative settlements and post-production expenses
Oil (per Bbl)	$207.28
NGLs (per Bbl)	$15.02
Gas (per Mcf)	$2.70
Revenues
Royalty income	$4,063
Derivative settlements	6,019
Expenses	821
Distributable income available to unitholders	$9,261
Distributable income per unit (28,000,000 units issued and outstanding)	$0.3307

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust I to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate, currently 39.6% for individuals, on the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust I is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6531
919 Congress Avenue, Austin, TX 78701